Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated March 24, 2014

EXPLORE STOCK FANTEX VERNON DAVIS IPO REVIEW THE IPO This stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. IPO PRICE IPO STATUS ESTIMATED CLOSING SHARES BEING OFFERED FANTEX EJ MANUEL IPO REVIEW THE IPO IPO PRICE IPO STATUS ESTIMATED CLOSING SHARES BEING OFFERED FANTEX ARIAN FOSTER IPO REVIEW THE IPO This stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc Fantex cannot assure you as to the development or liquidity of any trading market for this stock. IPO PRICE IPO STATUS ESTIMATED CLOSING SHARES BEING OFFERED Fantex, Inc. offerings are complex, highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are Intended to Illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. Fantex, Inc. intends to enter into additional brand contracts and issue additional tracking stocks to finance the acquisition of its minority interest in those brands. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks involves risk. “ Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex EJ Manuel prospectus. View the Fantex Arian Foster prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex About Legal Explore Stock About Fantex Privacy Policy How It Works Press Account Agreement Help Contact Business Continuity Procedures Customer Identification Connect With Us Copyright 2013 On www.fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex,” unless otherwise specified, refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities. This stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. View Risks Member: FINRA

 (FANTEX EJ MANUEL) This tracking stock is intended to reflect the seperate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. RESERVE IPO SHARES READ THE PROSPECTUS VIEW RISKS IPO PRICE 10.00 IPO STATUS SHARES AVAILABLE UNDERWRITER QUALIFIED INDEPENDENT UNDERWRITER Reservations Open 523,700 Fantex Brokerage Services, LLC Stifel, Nicolaus & Company, inc. BRAND INFO BRAND CONTRACT FANTEX, INC. SHARE: ABOUT FANTEX, INC. Fantex, Inc. is a brand acquisition, marketing and brand development company whose tocus is on acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. Fantex. Inc. intends to focus its business on the following core areas: THE BRAND Evaluation Acquisition Prior to entering into a brand contract, Fantex. Inc. conducts a detailed Fantex, Inc. believes that it has extensive industry contacts among the evaluation of the brand and the contract party to determine whether, in its board of directors, employees, consultants and advisors of the company opinion, the brand would be a suitable brand with the potential to generate and affiliates, which it will utilize to access individuals and brands that significant brand income. Fantex, Inc. considers a brand to be a distillation of meet its criteria. Through its contacts. Fantex, Inc. seeks to establish a complex set of associations people make with respect to an individual, working relationships with these brands and their key advisors to begin including performance, appearance, history and personal story, products or the process of educating them about Fantex, Inc.’s business and the services they are associated with, public statements or positions on matters benefits of a brand contract and a continuing relationship. Fantex. Inc. of public concern, how an individual acts or the image they project to the enters into an arm’s-length negotiation primarily to finalize a purchase world. Fantex. Inc. seeks brands that convey images and associations that price, the percentage of acquired brand income, which it refers to as the Fantex. Inc. believes will be recognized and valued in the market place. acquired brand income, or ABI. and the scope of brand income, including whether or not there would be any specific exclusions. ENHANCING BRAND VALUE Increasing Brand Reach and Consumer Engagement Monetization of the Brand Fantex. Inc. intends to build a portfolio of brands and enhance the value of in addition to Fantex Inc’s services Intended to help optimize the reach these acquired brands via technology and leveraging the company’s of the brand and consumer engagement, the company intends to marketing, advertising and strategic partnering expertise in collaboration Provide advice to contract Parties based on its experience that would with the contract parties. Fantex, Inc. believes that developing a diverse aid them in obtaining more attractive terms in their negotiations with portfolio of global brands will enable the company to increase brand reach future sponsors. Fantex. Inc. believes that building critical mass with a across its portfolio and allow the company to provide unique insights that Portfolio of brans will enable the company to generate meaningful data contract parties may employ to increase consumer awareness of their based on the brands and the continual monitoring of the marketplace. brands and Fantex, Inc.’s brands more generally. Fantex, Inc. believes that including best practices with respect to consumer engagement and its combined efforts could lead to increased consumer engagement with other critical drivers of brand value as we” as data on demographic the brands by optimizing message delivery, including driving engagement metrics and other data reative to brands and their Performance. Fantex. through the use of content developed by Fantex. Inc. or third parties. Inc. believes that this information and its marketing insights will assist its Fantex, Inc. seeks to aid its brands in fostering positive brand associations contract Parties to more accurately evaluate their brand value in the in order to create a unique position in the marketplace that is independent marketplace and potentially increase future endorsement payments and of their primary occupation, such as an athlete in the NFL Fantex. Inc. brand longevity Post career. believes this will drive greater engagement with a connected audience and lead to greater longevity of the brands. Fantex, Inc. also believes that investors in a tracking series linked to a brand are more likely to be consumer advocates tor that brand. ABOUT FANTEX, INC. TRACKING STOCK A Fantex, Inc. tracking stock is intended to reflect the separate economic performance of a brand. Fantex, Inc. will attribute the following assets and liabilities to a brand: 95% of the brand income acquired Any and all liabilities, costs and A pro rata share of general liabilities, costs pursuant to the brand contract entered expenses incurred by Fantex, Inc. after (and) expenses not directly attributable to any into between Fantex, Inc. and an the offering of a tracking stock that are specific tracking stock (calculated based on individual athlete or high-profile directly attributable to the brand, such the attributable brand income). Attributable individual. Brand income can consist of as direct costs arising out of the expenses would include, for example, a pro income earned pursuant to an athlete’s promotion of the brand or arising out rata portion of the service fee Fantex, Inc. playing contract and related income of or related to the maintenance and Pays to its parent company pursuant to the received from activities such as enforcement of the brand contract: management agreement between Fantex, Inc. endorsements or broadcasting; and its parent company (5% of Fantex, Inc.’s cash receipts). Holders of shares of a Fantex. Inc. tracking stock will have no direct investment in the businesses or assets attributed to the brand linked to the tracking stock. Rather, an investment in a Fantex. Inc. tracking stock will represent an ownership interest in Fantex, Inc. as a whole. FANTEX, INC. BOARD OF DIRECTORS The Fantex, Inc. board is comprised of seven directors including Dave Beirne. Chairman and Buck French, CEO. The five directors below are “independent” directors per NASDAQ standards. DIRECTOR DIRECTOR DIRECTOR TERDEMA USSERY JOHN H. COSTELLO RONALD MACHTLEY PRESIDENT AND CHEIF EXECUTIVE OFFICER PRESIDENT. GLOBAL MARKETING & PRESIDENT BRYANT UNIVERSITY OF THE DALLAS MAVERICKS INNOVATION AT DUNKIN’ BRANDS GROUP Ronald is currently the President of Bryant Terdema is currently the President and Chief John is currently the President, Global University and was previously a Republican Executive Officer of the Dallas Mavericks and Marketing and Innovation, for Dunkin’ Brands member of the United States House of previously served as Chief Executive Officer of Group. Inc. He has global responsibility for Representatives from Rhode Island. Ronald also HDNet LLC. Terdema also serves as an Dunkin’ Donuts and Baskin Robbins currently serves on the boards of directors of Alternate Governor for the Mavericks on the advertising, marketing, consumer America Insurance Company, Cranston Print NBA Board of Governors. Terdema received a engagement, digital, social and loyalty Works, Inc., Rhode Island Foundation and B.A. from Princeton’s Woodrow Wilson School initiatives, sports and entertainment marketing, Preservation Society of Newport, among other of Public and International Affairs, an M.P.A. consumer and business intelligence and field organizations. Ronald received a B.S. from the from John F. Kennedy School of Government at marketing. John has served as Executive Vice United States Naval Academy and a J.D. from Harvard University and a J.D. from the President of Merchandising and Marketing at Suffolk University Law School. University of California at Berkeley in 1987. The Home Depot, Senior Executive Vice President of Sears, CEO of MVP.com, Chief Global Marketing Officer of Yahoo! and President and COO of Nielsen Marketing Research U.S. DIRECTOR DIRECTOR SHAHAN SOGHIKIAN C. WILLIAM HOSLER CO-FOUNDER & MANAGING DIRECTOR CHIEF FINANCIAL OFFICER AND OF PANORAMA CAPITAL DIRECTOR OF CATELLUS ACQUISITION Shahan is a co-founder and Managing Director COMPANY LLC of Panorama Capital, a venture capital firm, Bill brings to the Board significant experience in which invests in early to mid-stage technology investment and finance, as well as his and life sciences companies. Shahan began his experience as a Chief Financial Officer of a investment career when he joined JPMorgan publicly traded company. He currently serves as Partners in 1990, where he most recently Chief Financial Officer and a director of Catellus served as head of its venture capital program Acquisition Company, LLC. Bill has held CFO until the formation of Panorama in 2006. positions at Marcus & Millichap Holding Shahan received a B.A. in Biology from Pitzer Companies, Mirion Technologies. Catellus College and an M.B.A. from the UCLA Development Corporation, and Morgan Stanley Anderson School of Management. Real Estate Funds. Bill received a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A from the University of Virginia. Fantex, Inc. offerings are complex, highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. Fantex, Inc. intends to enter into additional brand contracts and issue additional tracking stocks to finance the acquisition of its minority interest in those brands. There Is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks involves risk. * Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete Information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex EJ Manuel prospectus. View the Fantex Arian Foster prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Copyright 2013 On www.fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex,” unless otherwise specified, refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities.

(FANTEX EJ MANUEL) This tracking stock is intended to reflect the seperate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. READ THE PROSPECTUS VIEW RISKS IPO PRICE 10.00 IPO STATUS SHARES AVAILABLE UNDERWRITER QUALIFIED INDEPENDENT UNDERWRITER Reservations Open 523,700 Fantex Brokerage Services, LLC Stifel, Nicolaus & Company, Inc. BRAND INFO BRAND CONTRACT FANTEX, INC. SHARE: (Brand Contract (Information updated as of February 28, 2014) The information below is a summary of currently effective contracts of EJ Manuel that are Included in his brand Income, as defined in the contract between EJ Manuel and Fantex. Inc. Fantex. Inc. has acquired 10% Interest in EJ Manuel’s brand Income as defined in the contract With Fantex. Inc. View the prospectus. INCLUDED CONTRACTS COUNTERPARTY TYPE OF CONTRACT PRODUCT CATEGORY Buffalo Bills. Inc. NFL Player Contract N/A Panini America. Inc. Endorsement Sports Cards Panlnl Authentic, Inc. Endorsement Sports Cards The Topps Company. Inc. Endorsement Sports Cards NIKE USA. Inc. Endorsement Athletic Apparel The Upper Deck Company. Inc. Endorsement Sports Cards and Memorabilia Norlhtown Chrysler Jeep Dodge Ram Merchandise Automobile BRAND INCOME DEFINITION FOR EJ MANUEL Brand Income as defined in the brand contract between Fantex. Inc. and EJ Manuel is the gross monies or other consideration (including rights to make investments) that EJ Manuel receives from and after February 14, 2014, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes) as a result of his activities in the sport of football (including NFL and non-NFL activities), including salaries and wages from his employment as a professional athlete and the license or assignment of rights in his persona, including use of his name, voice, likeness. image, signature, talents, live or taped performances, in connection with motion pictures, television and Internet programming, radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; any use of his persona for purposes of advertising, merchandising, or trade, including sponsorships, endorsements and appearances, and any other license or assignment of rights in his persona, to generate income; and any other personal services performed by EJ Manuel which are of the type typically performed by individuals in the field of football because of their status as a professional athlete or other professional within the field of football (including, without limitation, sports casting, coaching, participating in sports camps, acting as spokesperson). Income that is excluded from brand income, consists of: Any cash receipts resulting from Ej Manuel investments in stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such stocks or other equity, bonds, commodities, derivatives, debt investments and real estate are not received by him as compensation or consideration for activities (including licensing of rights) in the “field” as defined in his brand contract, (b) Ej Manuel is not obligated to provide any services related to the “field” in connection with such investment and (c) the business or commercial venture related to such investment does not use Ej Manuel’s persona in its legal name or “dba«“ or in connection with its marketing, advertising or promotion. Any income received from employment, services rendered or other activities not related to professional football and related fields. Any reasonable reimbursement of incidental expenses actually incurred by EJ Manuel, including without limitation, travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on his behalf. Certain future pension and benefit payments under the CBA, except that income deferred pursuant to Article 26, Section 6 of such CBA shall not be deemed to be future pension payments and as such, shall be included in brand income; and Merchandise, services or service plans or merchandise, service or service plan credit up to the lesser of S40.000 and 4% of all brand income during any applicable calendar year and as otherwise agreed by Fantex in its discretion. Fantex, Inc. offerings are complex, highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are Intended to Illustrate sports played by athletes that Fantex, Inc. may pursue to enter Into brand contracts. Fantex, Inc. intends to enter into additional brand contracts and Issue additional tracking stocks to finance the acquisition of its minority interest In those brands. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks Involves risk. * Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct Investment In that brand contract, associated brand or athlete. Rather, an Investment In a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any Individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock Is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete Information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus If you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex EJ Manuel prospectus. View the Fantex Arian Foster prospectus. This Is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state In which registration and other legal requirements have not been fulfilled. Fantex About Legal Connect With Us Explore Stock About Fantex Privacy Policy How It Works Press Account Agreement Help Contact Business Continuity Procedures Customer Identification Member FINRA Copyright 2013 On www.fantex.com all securities mentioned are Issued by Fantex. Inc. and the use of “Fantex,” unless otherwise specified, refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex Inc. are separate but affiliated companies. Security products are not FDCIC Insured, are not bank guaranteed and may lose value. Fantex Brokerage LLC does not solicit, recommend or offer advice on the Investment merits of Investing In any securities.

(FANTEX EJ MANUEL) This tracking stock is intended to reflect the seperate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. I READ THE PROSPECTUS I I VIEW RISKS I IPO PRICE IPO STATUS SHARES AVAILABLE UNDERWRITER QUALIFIED INDEPENDENT UNDERWRITER Reservations Open 523,700 Fantex Brokerage Services, LLC Stifel, Nicolaus & Company, inc. BRAND INFO BRAND CONTRACT FANTEX, INC. SHARE: ABOUT THE BRAND (Information updated as of February 28, 2014) NFL, FEARLESS EJ Manuel is a quarterback for the Buffalo Bills, or the Bills, in the National Football League, Age or the NFL He has been in the NFL since 2013. EJ Manuel attended Florida State University, Years Pro which finished 25-6 in games started by EJ Manuel. EJ Manuel was an All-Atlantic Coast College Conference second team selection in 2012 and was the most valuable player in the 2013 Playing Status Senior Bowl. EJ Manuel was picked sixteenth overall in the first round of the 2013 NFL draft and signed with the Bills. EJ Manuel was the Bills starting quarterback for the 2013 season, Height but missed 6 games due to injury. EJ Manuel was born on March 19, 1990 and will be 24 Weight years old at the start of the 2014 NFL season. Birthplace BRAND POSITIONING Fantex, Inc.’s vision for a brand identity for EJ Manuel is to associate him as “fearless.” EJ Manuel has haa a number of events throughout his life that serve as examples of his ability to succeed in challenging circumstances that others might have shied away from. EJ Manuel has become a successful football player and intends to use his status as an NFL quarterback to help others. As one of the first athletes to sign a brand contract with Fantex, Inc., he is demonstrating how athletes can look to build and potentially enhance their brands. For a complete description, please view the prospectus. Fantex, Inc. offerings are complex, highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The Images on this website depicting other sports are Intended to Illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. Fantex, Inc. Intends to enter Into additional brand contracts and issue additional tracking stocks to finance the acquisition of its minority Interest In those brands. There Is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks involves risk. * Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct Investment In that brand contract, associated brand or athlete. Rather, an Investment In a tracking stock will represent an ownership interest In Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock Is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (Including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus In that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete Information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus If you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex EJ Manuel prospectus. View the Fantex Arian Foster prospectus. This Is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state In which registration and other legal requirements have not been fulfilled. Fantex About Legal Connect With Us Explore Stock About Fantex Privacy Policy How It Works Press Account Agreement Help Contact Business Continuity Procedures Customer Identification Copyright 2013 On www.fantex.com all securities mentioned are Issued by Fantex, Inc. and the use of “Fantex,” unless otherwise specified, refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex Inc. are separate but affiliated companies. Security products are not FDIC Insured, are not bank guaranteed and may lose value. Fantex Brokerage LLC does not solicit, recommend or offer advice on the Investment merits of Investing In any securities.10.00 Reserve IPO Shares Member: FINRA